FOR IMMEDIATE RELEASE

CORE LAB REPORTS FOURTH QUARTER 2018 RESULTS FROM CONTINUING OPERATIONS:

•	REVENUE OF $173.2 MILLION, UP 2% YEAR-OVER-YEAR

•	GAAP EPS OF $0.19; $0.48, EX-ITEMS, WITHIN COMPANY GUIDANCE

•	CORE’S FCF OF $32.2 MILLION; CONVERTS 18.6% OF REVENUE TO FREE CASH

•	FCF EXCEEDS 152% OF INCOME FROM CONTINUING OPERATIONS, EX-ITEMS

•	CORE CONTINUES SHARE REPURCHASE PROGRAM

•	COMPANY POSTS OILFIELD SERVICE-LEADING ROIC OF 24.5%

•	COMPANY TOTAL SHAREHOLDER RETURNS OUTPACED THE OSX IN 2018 AND IN 13 OF THE LAST 16 YEARS

AMSTERDAM (30 January 2019) - Core Laboratories N.V. (NYSE: "CLB US" and Euronext Amsterdam: "CLB NA") ("Core", "Core Lab", or the "Company") reported that continuing operations resulted in fourth quarter 2018 revenue of $173,200,000, up 2% year-over-year, with operating income of $18,000,000 and earnings per diluted share ("EPS") of $0.19, all in accordance with U.S. generally accepted accounting principles ("GAAP"); operating income, ex-items, a non-GAAP financial measure, was $28,400,000 and EPS, ex-items, was $0.48. During the fourth quarter of 2018, the Company recorded approximately $10,000,000 of non-cash stock compensation expense, in accordance with FASB ASC Topic 718, "Compensation - Stock Compensation", associated with certain executives reaching their eligible retirement age. These long-term incentive awards continue to be subject to their future vesting schedules and company financial performance metrics. Reconciliations of non-GAAP financial measures are included in the attached financial tables.

Core’s Board of Supervisory Directors ("Board") and the Company’s Executive Management continue to focus on strategies that maximize return on invested capital ("ROIC") and free cash flow ("FCF"), a non-GAAP financial measure defined as cash from operations less capital expenditures, while exercising capital discipline, factors that have high correlation with maximizing total shareholder return. Core’s asset-light business model promotes capital efficiency, designed to produce more predictable, superior long-term, and sustainable ROIC. Bloomberg's calculations using the latest comparable data available indicate that Core’s ROIC of 24.5% is the highest for all major companies in its oilfield service Comp Group.

Segment Highlights

Reservoir Description

Reservoir Description is heavily exposed to international and offshore activity levels. Over 80% of its revenue is sourced outside the U.S., where core, reservoir fluid and derived product samples originate from international projects. The continued slow recovery of international and deepwater field development activity impacted revenue opportunities for the Company’s Reservoir Description segment during the fourth quarter of 2018. Revenue in the fourth quarter was $106,600,000, a two-year high, with operating income on a GAAP basis of $10,400,000. Operating income, ex-items, was $16,900,000, yielding operating margins, ex-items, of 16%, up slightly when compared to operating margins posted in the third quarter of 2018 and comparable to operating margins posted in the fourth quarter of 2017.

International industry activity has been effectively flat year-over-year through the fourth quarter of 2018. In addition to the muted activity in international markets, the Gulf of Mexico ("GOM") and other deepwater provinces have also been slow to recover. However, Core is encouraged by the continued increase in client conversations regarding new international and offshore projects for 2019 and beyond. Final Investment Decisions ("FIDs") related to upstream projects continue to be approved, with approximately 25 in 2017 and 30 in 2018. However, the pace at which these projects are progressing after approval has been slower than in previous recovery cycles.

The analytical program for Core Lab's Unconventional Enhanced Oil Recovery ("EOR") Joint Industry Project ("JIP") in the Permian Basin, announced in the third quarter of 2018, has begun. This study is focused on incremental oil recovery from cyclic engineered-gas injection in the Wolfcamp Formation in both the Midland and Delaware Basins. The Permian Basin EOR JIP follows two highly successful Core Lab JIPs in the Midland and Delaware Basins, which were conducted for over 75 operators.  Those earlier studies focused on the geological and petrophysical properties of target reservoir horizons, and therefore provide a critical foundation for the recently initiated Unconventional EOR JIP in the Wolfcamp Formation. Due to steep decline curves and low recovery factors in these nano-darcy rocks, there is a necessity to assess the effectiveness of enhanced oil recovery techniques.  The technological and analytical methodologies used in this new Unconventional EOR JIP are the summation of years of proprietary experience in unconventional EOR testing, and in providing analytical data sets to operators to help them optimize their reservoirs.

Production Enhancement

Production Enhancement operations, largely focused on complex completions in unconventional tight-oil reservoirs in the U.S. and conventional offshore development projects, posted fourth quarter 2018 revenue of $66,700,000, up 2% year-over-year. GAAP operating income was $7,700,000, while operating income, ex-items, was $11,600,000 and operating margins, ex-items, were over 17%. Production Enhancement performance was affected by a slow-down in U.S. onshore completion activity in the fourth quarter of 2018.

For the past five years, Core has been working closely with a major E&P company to help optimize their Bakken and Three Forks completions in terms of production and completion efficiency.  Early on, this operator tested sliding sleeve completion designs, but continued to compare their sliding sleeve completions with plug & perf completions. By utilizing Core’s SpectraStimTM tracing and SpectraScan® well diagnostic services, the operator was able to demonstrate more consistent formation entry and improved efficiencies using a higher number of perf clusters as compared to sliding sleeve methods. Most recently, Core’s well diagnostics have demonstrated that the operator could also optimize their frac stage lengths without sacrificing cluster treatment efficiencies and stimulated reservoir volumes. These data sets also help to clarify well performance metrics, and lower completion costs, by allowing the operator to reduce the number of frac stages by approximately 25% to 40% when using the plug & perf technique compared to sliding sleeve. In a recent statement, the operator reported that this process of moving away from sliding sleeves and to plug & perf completions in the Bakken has helped reduce costs by approximately 60%, while generating a 15 to 20% improvement in well production performance over the first 180 days.

The integration of Guardian Global Technologies into Core’s Production Enhancement business segment is well underway. The Production Enhancement team is sharply focused on proprietary downhole energetic solutions designed to systemize, simplify, automate, and de-risk the deployment of the perforating system. As part of the integration, Core began the introduction of the new preassembled GoGunTM Adaptive Perforating System in the fourth quarter of 2018. This system combines Guardian’s best-in-class patented addressable Select Fire Switch (SFS)TM technology with Core’s proprietary energetics into a prewired, integrated perforating system. The GoGunTM is an “open architecture” system that gives the operator enhanced flexibility in completion designs for wellsite efficiency and reservoir performance.

With the acquisition of Guardian Global Technologies, Core has introduced the Guardian Ballistics Delivery System (BDS)TM, an advanced wellbore communication system driven by client demand. When combined with Core’s differentiated perforating systems and energetics, Core now provides the industry with the only total perforating solution. The BDS, combined with Core’s variety of technologically advanced energetic products, will assist Core’s clients in optimizing the downhole tool-string for each perforating operation. As a result, clients will be able to better manage the outcome of their investment with faster and safer operations, while also reducing the risk of unplanned downhole events. The BDS communication protocols automatically detect which products are present in the tool-string and can be configured for the client’s desired downhole communication requirements.

Utilizing the advanced BDS, the new preassembled GoGunTM and Core Lab's proprietary energetics, such as HERO®PerFRAC, allows the operator to optimize wellsite efficiency, perforating accuracy and reliability. Core's patented and proprietary energetics and perforating systems now lead the market offerings for ultra-high-end completions in unconventional reservoirs. Together with Guardian Global Technologies, Core now provides technology across the entire completion string, from the cable head to the bridge plug, in a way not currently offered by other oilfield service providers. Core Lab expects Guardian’s addressable downhole capabilities, combined with Core’s proprietary perforating systems and energetics, to lead to the introduction of differentiated and market-disruptive perforating technologies in 2019 and beyond, expanding its participation in the multi-billion dollar perforating market.

Free Cash Flow, Dividends and Share Repurchases

During the fourth quarter of 2018, Core continued to generate FCF, with cash from operations of $37,900,000 and capital expenditures of $5,700,000, yielding FCF of $32,200,000, representing more than 152% of income from continuing operations, ex-items. This free cash was returned to Core’s shareholders via the Company’s regular quarterly dividend and share repurchases, with the remainder used to reduce debt. Core continues its commitment to investment for growth and generating FCF that is returned to shareholders via the Company’s regular quarterly dividend and opportunistic share repurchases. During the quarter, Core repurchased 42,991 shares at an average share price of $62.21.

For the fiscal year 2018, capex spending was held below $21,800,000, commensurate with Core’s longstanding tradition of aligning capital discipline with market conditions. For the past three years, Core’s capex program has totaled approximately $52,000,000, well below historical levels and significantly below the Company’s total depreciation and amortization of approximately $75,000,000 over the same period. Core’s strict capital discipline and asset-light business model continue to be demonstrated as the capital investments over this time period are less than 3% of revenue.

On 9 October 2018, the Board announced a quarterly cash dividend of $0.55 per share of common stock, which was paid on 20 November 2018 to shareholders of record on 19 October 2018. Dutch withholding tax was deducted from the dividend at a rate of 15%.

On 15 January 2019, the Board announced a quarterly cash dividend of $0.55 per share of common stock, payable in the first quarter of 2019. The quarterly cash dividend will be payable on 15 February 2019 to shareholders of record on 25 January 2019. Dutch withholding tax will be deducted from the dividend at a rate of 15%.

Return On Invested Capital

Core Lab's ROIC of 24.5% is the highest of the peer group as compiled and reported by Bloomberg. The Company's Board has established an internal performance metric of achieving a leading relative ROIC performance compared with the oilfield service companies listed as Core's Comp Group by Bloomberg. The Company and its Board believe that ROIC is a leading long-term performance metric used by shareholders to determine the relative investment value of publicly traded companies. Further, the Company and its Board believe that shareholders will benefit if Core consistently performs at high levels of ROIC relative to its Comp Group. For the fiscal year 2018, Core’s total shareholder return outpaced the Philadelphia Oilfield Services Index ("OSX") as it has for 13 of the past 16 years.

According to the latest Comp Group financial information from Bloomberg, Core's ROIC is the highest of any comparably-sized oilfield service company (greater than $2 billion market capitalization). Comp Group companies listed by Bloomberg include Halliburton, Schlumberger, National Oilwell Varco, RPC, TGS Nopec Geophysical, and John Wood Group, among others. Core Lab is one of only three of the 15 companies listed in the Comp Group posting ROIC that exceeded their Weighted Average Cost of Capital.

First Quarter 2019 Revenue and EPS Guidance

During the fourth quarter 2018, the worldwide crude-oil market added supply, likely in anticipation of the Iran sanctions. Consequently, during November and December, the per-barrel price of crude oil fell by more than 40% from the year’s peak in October 2018. However, global crude-oil inventories exited 2018 at approximately 38 days of consumption, consistent with a multi-year trend of declining global crude-oil inventories related to demand. The International Energy Agency's most recent estimated worldwide demand projections remain strong with 1,400,000 additional barrels of oil per day anticipated to be needed in 2019.

After five years of muted investment in international, offshore and deepwater projects, oil companies announced more than 30 upstream FIDs in 2018, an increase of more than 20% from 2017. The renewed investment at a global level is critical in order to meet future supply needs. Recognition of the need for investment is evidenced by the FIDs announced over the last two years and Wood McKenzie's estimation of another 30 upstream projects for 2019. However, Core Lab anticipates a slowing in further project announcements until confidence in the balance of global crude-oil markets is restored. Core believes there will be a positive correction to the temporary oversupply of crude oil by the end of the first quarter 2019, which should encourage additional FID approvals for projects announced in 2018.

As customary, Core expects typical sequential seasonal industry patterns will cause the first quarter of 2019 to be down, and international field development spending will be funded largely from operating budgets.  International recovery on a more broad-based scope is expected to improve as 2019 unfolds. The Company believes that 2019 international growth is expected to reach mid to high single-digit levels. Reservoir Description continues to discuss international projects with clients, which are in alignment with FIDs previously announced. The revenue opportunity for Reservoir Description occurs once the well has been drilled and core and fluid samples are taken and analyzed. Activity levels and revenue opportunities from these FIDs and the emerging international recovery are expected to have a positive impact on financial performance in 2019.

The average first quarter 2019 U.S. rig count is projected to be flat to modestly down sequentially, with U.S. completion activity to remain at similar levels exiting 2018, until transitory industry take-away constraints are resolved in the Permian Basin of West Texas.  The drilled-but-uncompleted well inventory should provide

Core Lab with future revenue opportunities.  When operator completion activity improves, Production Enhancement’s products and services are uniquely positioned to respond as diagnostic services are mobile and the established distribution network can quickly provide completion products to all basins throughout the U.S.

Therefore, Core expects consolidated first quarter 2019 revenue of approximately $164,000,000 to $168,000,000 and operating income of approximately $26,000,000 to $27,000,000, yielding operating margins of 16%. EPS for the first quarter of 2019 is expected to be approximately $0.42 to $0.45. The Company's first quarter 2019 guidance is based on projections for the underlying operations, excludes gains and losses in foreign exchange and assumes an effective tax rate of 15%. The projected effective tax rate considers the Company's on-going evaluation of corporate restructuring, which is expected to yield a lower tax rate than previously forecasted. Core's first quarter 2019 guidance compares favorably to the other major oilfield service companies that have reported fourth quarter results, and have projected EPS declines from fourth quarter 2018 to first quarter 2019 ranging from approximately 15% to over 30%.
Earnings Call Scheduled

The Company has scheduled a conference call to discuss Core's fourth quarter 2018 earnings announcement. The call will begin at 7:30 a.m. CST / 2:30 p.m. CET on Thursday, 31 January 2019. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description and production enhancement services and products used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world. This release, as well as other statements we make, includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the Securities and Exchange Commission. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update or revise any forward looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Visit the Company's website at www.corelab.com. Connect with Core Lab on Facebook, LinkedIn and YouTube.

For more information, contact:
Gwen Schreffler - SVP Corporate Development and Investor Relations, +1 713 328 6210

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended			% Variance
	Dec 31, 2018	Sep 30, 2018	Dec 31, 2017	vs Q3-18	vs Q4-17
REVENUE	$173,207	$182,146	$170,111	(4.9)%	1.8%

OPERATING EXPENSES:
Costs of services and sales	125,694	128,179	119,942	(1.9)%	4.8%
General and administrative expenses	24,721	13,278	11,994	86.2%	106.1%
Depreciation and amortization	5,721	5,680	6,038	0.7%	(5.3)%
Other (income) expense, net	(907)	130	(268)	NM	NM
Total operating expenses	155,229	147,267	137,706	5.4%	12.7%

OPERATING INCOME	17,978	34,879	32,405	(48.5)%	(44.5)%
Interest expense	3,634	3,278	2,717	10.9%	33.8%
Income from continuing operations before income tax expense	14,344	31,601	29,688	(54.6)%	(51.7)%
Income tax expense	5,750	9,404	8,016	(38.9)%	(28.3)%
Income from continuing operations	8,594	22,197	21,672	(61.3)%	(60.3)%
Income (loss) from discontinued operations	408	208	(20)	NM	NM
Net income	9,002	22,405	21,652	(59.8)%	(58.4)%
Net income (loss) attributable to non-controlling interest	167	(7)	(39)	NM	NM
Net income attributable to Core Laboratories N.V.	$8,835	$22,412	$21,691	(60.6)%	(59.3)%

Diluted Earnings Per Share from Continuing Operations	$0.19	$0.50	$0.49	(62.0)%	(61.2)%

Diluted Earnings Per Share attributable to Core Laboratories N.V.	$0.20	$0.50	$0.49	(60.0)%	(59.2)%

Weighted Avg Diluted Common Shares Outstanding	44,401	44,591	44,276	(0.4)%	0.3%

Effective Tax Rate	40%	30%	27%	33.3%	48.1%

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$106,557	$103,609	$104,570	2.8%	1.9%
Production Enhancement	66,650	78,537	65,541	(15.1)%	1.7%
Total	$173,207	$182,146	$170,111	(4.9)%	1.8%

Operating income:
Reservoir Description	$10,374	$14,956	$17,269	(30.6)%	(39.9)%
Production Enhancement	7,682	19,243	14,085	(60.1)%	(45.5)%
Corporate and other	(78)	680	1,051	NM	NM
Total	$17,978	$34,879	$32,405	(48.5)%	(44.5)%

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Twelve Months ended		% Variance
	Dec 31, 2018	Dec 31, 2017	vs 2017

REVENUE	$700,846	$647,819	8.2%

OPERATING EXPENSES:
Costs of services and sales	496,964	464,958	6.9%
General and administrative expenses	62,910	47,737	31.8%
Depreciation and amortization	23,087	24,524	(5.9)%
Other (income) expense, net	(737)	632	NM
Total operating expenses	582,224	537,851	8.3%

OPERATING INCOME	118,622	109,968	7.9%
Interest expense	13,328	10,734	24.2%

Income from continuing operations before income tax expense	105,294	99,234	6.1%
Income tax expense	25,447	18,249	39.4%
Income from continuing operations	79,847	80,985	(1.4)%
Income (loss) from discontinued operations	(58)	2,111	NM
Net income	79,789	83,096	(4.0)%
Net income (loss) attributable to non-controlling interest	263	(29)	NM
Net income attributable to Core Laboratories N.V.	$79,526	$83,125	(4.3)%

Diluted Earnings Per Share from Continuing Operations	$1.80	$1.83	(1.6)%

Diluted Earnings Per Share attributable to Core Laboratories N.V.	$1.79	$1.88	(4.8)%

Weighted Avg Diluted Common Shares Outstanding	44,474	44,264	0.5%

Effective Tax Rate	24%	18%	33.3%

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$413,082	$415,220	(0.5)%
Production Enhancement	287,764	232,599	23.7%
Total	$700,846	$647,819	8.2%

Operating income:
Reservoir Description	$54,847	$66,500	(17.5)%
Production Enhancement	63,039	43,987	43.3%
Corporate and other	736	(519)	NM
Total	$118,622	$109,968	7.9%

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(amounts in thousands)

				% Variance
ASSETS:	Dec 31, 2018	Sep 30, 2018	Dec 31, 2017	vs Q3-18	vs Q4-17

Cash and Cash Equivalents	$13,116	$14,100	$14,400	(7.0)%	(8.9)%
Accounts Receivable, net	129,157	143,325	133,097	(9.9)%	(3.0)%
Inventory	45,664	47,215	33,317	(3.3)%	37.1%
Other Current Assets	43,040	34,485	26,613	24.8%	61.7%
Total Current Assets	230,977	239,125	207,427	(3.4)%	11.4%

Property, Plant and Equipment, net	122,917	121,945	123,098	0.8%	(0.1)%
Intangibles, Goodwill and Other Long Term Assets, net	294,933	305,527	254,287	(3.5)%	16.0%
Total Assets	$648,827	$666,597	$584,812	(2.7)%	10.9%

LIABILITIES AND EQUITY:

Accounts Payable	$41,155	$41,012	$41,697	0.3%	(1.3)%
Other Current Liabilities	61,392	62,497	58,879	(1.8)%	4.3%
Total Current Liabilities	102,547	103,509	100,576	(0.9)%	2.0%

Long-Term Debt & Lease Obligations	289,770	295,745	226,989	(2.0)%	27.7%
Other Long-Term Liabilities	95,610	105,931	108,515	(9.7)%	(11.9)%

Total Equity	160,900	161,412	148,732	(0.3)%	8.2%
Total Liabilities and Equity	$648,827	$666,597	$584,812	(2.7)%	10.9%

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)

	Three Months Ended
	Dec 31, 2018	Sep 30, 2018	Dec 31, 2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income from continuing operations	$8,594	$22,197	$21,672
Income (loss) from discontinued operations	408	208	(20)
Net Income	9,002	22,405	21,652
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	15,661	6,141	5,619
Depreciation and amortization	5,721	5,680	6,038
Accounts Receivable	14,237	(6,547)	(3,077)
Inventory	1,718	(5,008)	1,242
Accounts Payable	819	(6,011)	6,414
Other adjustments to net income	(9,257)	7,183	8,029
Net cash provided by operating activities	$37,901	$23,843	$45,917

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	$(5,678)	$(4,148)	$(4,511)
Acquisitions, net of cash acquired	—	(47,314)	—
Other investing activities	(96)	(89)	(792)
Net cash used in investing activities	$(5,774)	$(51,551)	$(5,303)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of debt borrowings	$(34,000)	$(23,000)	$(41,000)
Proceeds from debt borrowings	28,000	77,000	34,000
Dividends paid	(24,322)	(24,294)	(24,282)
Repurchase of treasury shares	(2,674)	(817)	(8,712)
Other financing activities	(115)	(102)	—
Net cash used in financing activities	$(33,111)	$28,787	$(39,994)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(984)	1,079	620
CASH AND CASH EQUIVALENTS, beginning of period	14,100	13,021	13,780
CASH AND CASH EQUIVALENTS, end of period	$13,116	$14,100	$14,400

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(amounts in thousands)
(Unaudited)

	Twelve Months ended
	Dec 31, 2018	Dec 31, 2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income from continuing operations	$79,847	$80,985
Income (loss) from discontinued operations	(58)	2,111
Net Income	$79,789	$83,096
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	34,194	22,942
Depreciation and amortization	23,087	24,524
Accounts Receivable	2,265	(18,565)
Inventory	(10,403)	446
Accounts Payable	(1,752)	8,721
Other adjustments to net income	(15,353)	3,107
Net cash provided by operating activities	$111,827	$124,271

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	$(21,741)	$(18,775)
Business acquisitions	(47,314)	—
Other investing activities	(1,584)	(1,782)
Net cash used in investing activities	$(70,639)	$(20,557)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of debt borrowings	$(114,000)	$(130,000)
Proceeds from debt borrowings	178,000	140,000
Dividends paid	(97,251)	(97,143)
Repurchase of treasury shares	(7,451)	(16,909)
Other financing activities	(1,770)	(26)
Net cash used in financing activities	$(42,472)	$(104,078)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(1,284)	(364)
CASH AND CASH EQUIVALENTS, beginning of period	14,400	14,764
CASH AND CASH EQUIVALENTS, end of period	$13,116	$14,400

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items.  For this reason, we use certain non-GAAP measures that exclude these Items; and we feel that this presentation provides a clearer comparison with the results reported in prior periods. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, the financial results prepared in accordance with GAAP, as more fully discussed in the Company's financial statement and filings with the Securities and Exchange Commission.

Reconciliation of Operating Income, Income from Continuing Operations and Earnings Per Diluted Share from Continuing Operations
(amounts in thousands, except per share data)
(Unaudited)

	Operating Income from Continuing Operations
	Three Months Ended
	Dec 31, 2018	Sep 30, 2018	Dec 31, 2017
GAAP reported	$17,978	$34,879	$32,405
Foreign exchange losses	457	1,135	350
Stock compensation costs (1)	10,012	—	—
Acquisition costs	—	656	—
Excluding specific items	$28,447	$36,670	$32,755
(1) Stock compensation expense recognized pursuant to FASB ASC 718 "Stock Compensation" associated with executives reaching eligible retirement age.

	Income from Continuing Operations
	Three Months Ended
	Dec 31, 2018	Sep 30, 2018	Dec 31, 2017
GAAP reported	$8,594	$22,197	$21,672
Foreign exchange losses	274	799	255
Stock compensation costs	9,165	—	—
Acquisition costs	—	462	—
Impact of higher tax rate (1)	3,059	4,925	3,604
Excluding specific items	$21,092	$28,383	$25,531

(1) 2018-Q4 tax rate of 40%; guidance given at 15%. Quarter 4 includes stock compensation expense which is non deductible in the U.S.
     2018-Q3 tax rate of 30%; guidance given at 15%. Quarter 3 includes several items discrete to the quarter along with changes in activity levels in jurisdictions with differing tax rates.
     2017-Q4 tax rate of 27%; guidance given at 15%

	Earnings Per Diluted Share from Continuing Operations
	Three Months Ended
	Dec 31, 2018	Sep 30, 2018	Dec 31, 2017
GAAP reported	$0.19	$0.50	$0.49
Foreign exchange losses	0.01	0.02	0.01
Stock compensation costs	0.21	—	—
Acquisition costs	—	0.01	—
Impact of higher tax rate (1)	0.07	0.11	0.08
Excluding specific items	$0.48	$0.64	$0.58

(1) 2018-Q4 tax rate of 40%; guidance given at 15%. Quarter 4 includes stock compensation expense which is non deductible in the U.S.
     2018-Q3 tax rate of 30%; guidance given at 15%. Quarter 3 includes several items discrete to the quarter along with changes in activity levels in jurisdictions with differing tax rates.
     2017-Q4 tax rate of 27%; guidance given at 15%

Segment Information
(amounts in thousands)
(Unaudited)

	Operating Income from Continuing Operations
	Three Months Ended 31 December 2018
	Reservoir Description	Production Enhancement	Corporate and Other
GAAP reported	$10,374	$7,682	$(78)
Foreign exchange losses	255	124	78
Stock compensation costs	6,266	3,746	—
Excluding specific items	$16,895	$11,552	$—

Return on Invested Capital

Return on Invested Capital ("ROIC") is based on Bloomberg's calculation on the trailing four quarters from the most recently reported quarter and the balance sheet of the most recent reported quarter, and is presented based on our belief that this non-GAAP measure is useful information to investors and management when comparing our profitability and the efficiency with which we have employed capital over time relative to other companies. ROIC is not a measure of financial performance under GAAP and should not be considered as an alternative to net income.

ROIC of 24.5% is defined by Bloomberg as Net Operating Profit ("NOP") of $134 million less Cash Operating Taxes ("COT") of $22 million divided by Total Invested Capital ("TIC") of $457 million, where NOP is defined as GAAP net income before minority interest plus income tax expense plus Interest expense plus pension expense less pension service cost and COT is defined as income tax expense plus change in net deferred taxes plus the tax effect on Interest expense and TIC is defined as GAAP stockholder's equity plus net long-term debt plus allowance for doubtful accounts plus net balance of deferred taxes plus income tax payable.

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. Free cash flow should not be considered a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow
(amounts in thousands)
(Unaudited)

	Three Months Ended	Twelve Months ended
	Dec 31, 2018	Dec 31, 2018
Net cash provided by operating activities	$37,901	$111,827
Capital expenditures	(5,678)	(21,741)
Free cash flow	$32,223	$90,086

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